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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number     0-27056
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                           Healthcare.com Corporation
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             (Exact name of registrant as specified in its charter)

                         1850 Parkway Place, Suite 1100
                             Marietta, Georgia 30067
                                 (770) 423-8450
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(i)       [X]
              Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(1)(ii)      [ ]
              Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)       [ ]
              Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                                   Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or
notice date:   1
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Healthcare.com Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: August 13, 2001                   By: /s/ Joseph A. Blankenship
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                                            Name: Joseph A. Blankenship
                                            Title: Senior Vice President and
                                                   Chief Financial Officer